Exhibit 99.1

BSD MEDICAL CORPORATION	Contact: Tricia Ross
2188 West 2200 South	Telephone: (310) 622-8226
Salt Lake City, Utah 84119-1326	tross@finprofiles.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Receipt of Nasdaq Notice of Bid Price Deficiency

SALT LAKE CITY, August 13, 2014—BSD Medical Corporation (NASDAQ:BSDM) (the “Company” or “BSD”) announced today that on August 8, 2014, it received a letter from the NASDAQ OMX GROUP (“Nasdaq”) stating that the bid price of the Company’s common stock for the last 30 consecutive trading days had closed below the minimum $1.00 per share required for continued listing under Listing Rule 5550(a)(2).

The Nasdaq notification letter does not result in the immediate delisting of the Company’s common stock, and the stock will continue to trade uninterrupted on the The Nasdaq Capital Market under the symbol “BSDM”.

BSD management intends to resolve the situation to allow for continued listing on The Nasdaq Capital Market.

BSD is provided a grace period of 180-calendar days, or until February 4, 2015, to regain compliance with the minimum bid price requirement. If at any time during the 180-day grace period, the minimum closing bid price per share of the Company’s common stock closes at or above $1.00 for a minimum of ten consecutive business days, BSD will regain compliance and the matter will be closed. In the event the Company does not regain compliance within this grace period, it may be eligible to receive an additional 180-day grace period; provided that BSD meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement, and provides written notice of its intention to cure the minimum bid price deficiency during the second 180-day grace period, by effecting a reverse stock split, if necessary. If it appears to the Nasdaq staff that the Company will not be able to cure the deficiency or if the Company is not otherwise eligible for the additional grace period, the Company’s common stock will be subject to delisting by Nasdaq.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy, which is delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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This press release may be deemed to contain forward-looking statements, including forward-looking statements about the intention of the management of the Company to allow for the continued listing of the Company’s common stock on The Nasdaq Capital Market.  Forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, actions that could be taken by members of the Nasdaq staff and any exercise of discretion by members of the Nasdaq staff with respect to compliance by the Company with the Nasdaq Listing Rules, the general direction of stock prices in the United States and in the Company’s industry, the demand for the Company’s products, the ability of the Company to produce the products to meet the demand, global economic conditions and uncertainties in the geopolitical environment, and other risk factors set forth in the Company’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements in this release are based on limited information currently available to the Company, which is subject to change, and the Company will not necessarily update the information.